                                                                    Exhibit 1.5

             UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

Central Garden & Pet Company's (the "Company") acquisition of Pennington Seed, Inc. and Subsidiaries ("Pennington") will be accounted for under the "purchase" method of accounting which requires the purchase price to be allocated to the acquired assets and liabilities assumed of Pennington on the basis of their estimated fair values as of the date of acquisition. The following unaudited pro forma consolidated condensed balance sheet gives effect to the acquisition of Pennington as if it occurred on December 27, 1997, and the unaudited pro forma consolidated condensed statements of income give effect to the acquisition as if it occurred on September 29, 1996, and include adjustments directly attributable to the acquisition and expected to have a continuing impact on the combined company (collectively, the "Unaudited Pro Forma Financial Information"). As the Unaudited Pro Forma Financial
Information has been prepared based on preliminary estimates of fair values, amounts actually recorded may change upon determination of the total purchase price and additional analysis of individual assets acquired and liabilities assumed.

The Unaudited Pro Forma Financial Information and related notes are provided for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations of the Company as they may be in the future or as they might have been had the acquisitions been effected on the assumed dates. The Unaudited Pro Forma Financial Information should be read in conjunction with the historical consolidated financial statements of the Company, and the related notes thereto, which are included in the Company's Annual Report on Form 10-K for the year ended September
27, 1997, and the Company's Quarterly Report on Form 10-Q, for the three months ended December 27, 1997, and the historical financial statements of Pennington, and the related notes thereto, presented elsewhere in this Current Report on Form 8-K. See Exhibit 1.4 attached hereto.

The Unaudited Pro forma Financial Information has been prepared using the Pennington Consolidated Statement of Operations for the year ended June 30, 1997 and Consolidated Balance Sheet and Statement of Operations as of and for the three months ended December 31, 1997. Such Unaudited Pro Forma Financial Information excludes the results of operations of Pennington for the three months ended September 30, 1997, in which Pennington recorded net sales of $70,286,000 and net income of $4,213,000. The unaudited pro forma consolidated statement of income for the year ended September 27, 1997 also gives effect to the acquisitions of the Sandoz Flea and Tick Protection Business ("Wellmark") and Four Paws Products, Ltd. ("Four Paws") during fiscal 1997 as if they occurred on September 29, 1996, and includes adjustments directly attributable to the acquisitions and expected to have a continuing impact on the combined company. The acquisitions of Wellmark and Four Paws were accounted for under the "purchase" method of accounting and the results of operations of Wellmark and Four Paws have been included in the Company's operating results since the date of the acquisitions.

          UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              DECEMBER 27, 1997
                     (in thousands, except share amounts)


                                                            HISTORICAL                                PRO FORMA
                                                            ----------                                ---------
                                                     CENTRAL         PENNINGTON            ADJUSTMENTS           COMBINED
                                                     -------         ----------            -----------           --------
ASSETS
Current Assets:
  Cash & Cash Equivalents                             77,856               620               (77,856)(c)             620
  Account Receivable, net                            104,865            22,311                (1,275)(a)(g)      125,901
  Inventories                                        308,014            73,625                   640 (g)         381,139
  Other Current Assets                                11,977             2,229                   400 (h)          14,606
                                                     -------         ---------             ---------             -------
    Total Current Assets                             502,712            98,785               (78,091)            522,266

Property & Equipment - net                            45,530            25,639                 2,207 (e)          73,376
Other Assets                                         268,357             1,656               104,493 (b)         375,646
                                                     -------         ---------             ---------             -------
    TOTAL ASSETS                                     816,599           126,080                28,609             971,288
                                                     =======         =========             =========             =======

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
  Notes Payable                                       21,543             4,183                 4,606 (c)          30,332
  Accounts Payable                                   162,931            26,703                  (775)(a)         188,859
  Other Current Liabilities                           32,254             3,674                 1,000 (f)          36,928
                                                     -------         ---------             ---------             -------
    Total Current Liabilities                        216,728            34,560                 4,831             256,119

Long-Term Liabilities                                127,843            44,431                                   172,274
Other Long-Term Obligations                           15,380             2,330                   883 (h)          18,593

Shareholders' equity                                 456,648            44,759                22,895 (d)         524,302
                                                     -------         ---------             ---------             -------

    TOTAL LIABILITIES & SHAREHOLDERS' EQUITY         816,599           126,080                28,609             971,288
                                                     =======         =========             =========             =======

Notes to Unaudited Pro Forma Consolidated Condensed Balance Sheet

(a) To eliminate trade account balances between the Company and Pennington.

(b) Adjustment to record the excess of purchase price over the fair value of identifiable net assets acquired.

(c) To record the disbursement of cash and the line of credit borrowings to finance the acquisition of Pennington.

(d) To reflect the issuance of 2,179,000 shares of common stock of the Company and the elimination of Pennington equity.

(e) To adjust property and equipment to estimated fair value and reflect the property exchange between Pennington and its shareholders immediately prior to the purchase.

(f) Represents an accrual for estimated costs related to the acquisition of Pennington.

(g) Adjustment to record acquired inventories, $640, and accounts receivable, ($500), at estimated fair value.

(h) Represents deferred taxes for differences between book and tax basis of certain pro forma adjustments.


                                  UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                               FISCAL YEAR ENDED SEPTEMBER 27, 1997
                                              (IN THOUSANDS, EXCEPT PER SHARES DATA)

                                         Historical
                           ---------------------------------------   Pro Forma               Historical   Pro Forma    Pro Forma
                             Central     Four Paws      Wellmark    Adjustments  Combined    Pennington  Adjustments   Combined
                           ----------   ----------    ------------ ------------ ----------   ----------  ------------ -----------
Net sales                     841,007       6,880        25,107      (2,083)(a)    870,911     297,774   (3,930)(a)   1,164,755
Cost of goods sold
  and occupancy               694,925       3,561        17,803      (2,668)(a)(b) 713,621     213,863   (3,930)(a)     923,554
Gross profit                  146,082       3,319         7,304         585        157,290      83,911        0         241,201
SG&A                          109,160       3,067        11,797        (280)(c)(d) 123,744      59,898    2,587(c)      186,229
R&D                                                       1,711                      1,711                                1,711
Write-off of goodwill                       1,402                                    1,402                                1,402
Income from operations         36,922      (1,150)       (6,204)        865         30,433      24,013   (2,587)         51,859
Interest and other              6,554         (54)                    1,620(e)       8,120       2,902    4,206(g)       15,228
Income (loss)
  before taxes                 30,368      (1,096)       (6,204)       (755)        22,313      21,111   (6,793)         36,631
Income taxes                   12,765         164                    (3,182)(f)      9,747       8,444      770(f)       18,962
Net income (loss)              17,603      (1,260)       (6,204)      2,427         12,566      12,667   (7,563)         17,669
EPS-Diluted                      1.07                                                 0.80                                 0.95
EPS-Basic                        1.11                                                 0.78                                 0.96
Shares used-Diluted            19,958                                   282(h)      20,240                2,179(h)       22,419
Shares used-Basic              15,831                                   282(h)      16,113                2,179(h)       18,292

Notes to Unaudited Pro Forma Consolidated Condensed Statements of Income.

(a) Adjustment to eliminate historical sales from Wellmark ($715), Four Paws ($1,368) and Pennington to Central.

(b) To adjust for the reduced price of methoprene purchased from Novartis Inc. in connection with the methoprene supply agreement entered into in connection with the acquisition of Wellmark ($585).

(c) Adjustment to reflect the amortization of the excess of purchase price over the fair value of identifiable net assets acquired for Wellmark ($367) and Four Paws ($217) and Pennington. The excess of the purchase price over the fair value of identifiable net assets acquired is being amortized over 40 years.

(d)  Adjustment to reduce building lease expense as a result of former Sandoz Agro administrative employees being required to move out of the Sandoz Agro corporate headquarters to
     another leased facility.                                           $   (78)

     Reduction in operating lease costs connection with lease
     agreement entered into with the former owner of Four Paws.            (116)

     Reduction in salary expense in connection with employment
     agreement entered into with the former owner of Four Paws.            (144)

     Elimination of foregiveness of loans to Four Paws shareholder and family in connection with the asset purchase agreement
     between the Company and Four Paws.                                    (526)
                                                                         ------
     Net Adjustment                                                     $  (864)
                                                                         ======

(e)  To reduce interest income on proceeds of 6% convertible notes used to finance a portion of the acquisitions of Wellmark
     ($110) and Four Paws ($265).                                       $   375

     Interest expense for line of credit borrowings to finance
     the acquisition of Wellmark.                                           900

     To increase interest expense associated with the issuance
     of 6% convertible subordinated notes to finance the
     acquisition of Four Paws.                                              355

     To reduce interest expense on note payable to former
     shareholder required to be repaid in connection with the
     acquisition of Four Paws.                                              (10)
                                                                         ------
     Net Adjustment                                                     $ 1,620
                                                                         ======

(f) Adjustment to the historical provision for income taxes to give effect to the pro forma adjustments discussed above and to record a provision for income taxes for Wellmark.

(g) To adjust net interest for the reduction in cash and the additional line of credit borrowings at an assumed rate of 5.1% to finance the acquisition of Pennington.

(h) To record the issuance of shares of the Company's common stock to acquire Four Paws and Pennington.


       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                FOR THE THREE MONTHS ENDED DECEMBER 27, 1997
                   (IN THOUSANDS, EXCEPT PER SHARES DATA)

                                        Historical
                                 ---------------------------     Pro Forma    Pro Forma
                                   Central        Pennington    Adjustments   Combined
                                 ----------      -----------   ------------ ------------
Net sales                           138,827         45,352       (780)(a)       183,399
Cost of goods sold
  and occupancy                     105,505         31,019       (780)(a)       135,744
Gross profit                         33,322         14,333          0            47,655
SG&A                                 33,289         14,712        647(b)         48,648
Income (loss) from operations            33           (379)      (647)             (993)
Interest and other                      927            318      1,051(c)          2,296
Loss before tax benefit                (894)          (697)    (1,698)           (3,289)
Income tax benefit                     (375)          (284)      (441)(d)        (1,100)
Net loss                               (519)          (413)    (1,257)           (2,189)
EPS-Basic & Diluted                    (0.02)                                     (0.09)
Shares used-Basic & Diluted           21,318                    2,132(e)         23,450

Notes to Unaudited Pro Forma Consolidated Condensed Statements of Income

(a)     Adjustment to eliminate historical sales from Pennington to Central.
(b) Adjustment to reflect the amortization of the excess of purchase price over the fair value of identifiable net assets acquired. The excess of the purchase price over the fair value of identifiable nets assets acquired is amortized over 40 years.
(c) To adjust net interest for the reduction in cash and the additional line of credit borrowings at an assumed rate of 5.1% to finance the acquisition of Pennington.
(d) Adjustment to the historical provision for income taxes to give effect to the pro forma adjustments discussed above.
(e)     The Company's common shares issued to acquire Pennington.